Exhibit (c)(2)

BAKER MEEKINS NEW HORIZONS WORLDWIDE, INC. Board of Directors Fairness Opinion Preliminary Range of Fairness The Baker-Meekins Company, Inc.

Baker-Meekins Company Baker-Meekins provides valuation and financial advisory services to a diverse set of companies in a wide range of industries Independent Operating since 1987 2 The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors

Purpose of Assignment Provide the Board of Directors with a preliminary range of fair values in connection with a proposed repurchase of shares Assist the Board of Directors in its consideration of the Transaction After the Board has determined an offering price, render an opinion as to whether the financial consideration specified in the Proxy is fair, from a financial point of view, to the shareholders whose fractional shares are being repurchased The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 3

Standard of Value New Horizon’s counsel has advised that the appropriate standard of value under Delaware law for this purpose is “entire fairness” as it would apply in the context of appraisal or dissenters’ rights For the purpose of this assignment, we have considered fair value as a proportionate share of equity value, as a going concern, before consideration of discounts for minority interest or lack of marketability The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 4

Valuation Methodologies Market-based Approaches Actual Trading Prices for New Horizons Guideline public companies Guideline acquired companies Not utilized for this analysis Income Approach Discounted cash flow analysis Asset-based Approach Often utilized in a liquidation scenario Not utilized for this analysis The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 5

Actual Trading Prices The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 6 NEW HORIZONS WORLDWIDE INC as of 11-Mar-2009 Splits: Millions 0.0 0.5 1.0 1.5 0 2 4 6 8 Jan05 Jan06 Jan07 Jan08 Jan09 Copyright 2009 Yahoo! Inc. http://finance.yahoo.com/

Actual Trading Prices Over the past 52 weeks, New Horizons’ common shares have traded in a range from $0.30 to $1.80 per share Over last 30 days, from $0.54 to $0.60 On March 10, 2009, the shares closed at $0.60 per share Based on 27,781,802 fully diluted shares outstanding, the March 10, 2009 closing price equates to a market capitalization of $16.7 million The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 7

Review of New Horizons Restructuring of Business In 2006, New Horizons began focusing on the more profitable franchising operations Significantly reduced company-owned training centers to two in 2007, none were sold in 2008 Small-footprint Model Built around Mentored Learning Program Allows for lower cost base and increased flexibility The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 8

Market-based Approaches Guideline public company analysis Selection and analysis of companies Comparison of performance Application of valuation multiples to New Horizons Determination of value of total capitalization and common equity The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 9

Comparative Operating Characteristics Quantitative Operating margins slightly below the median of the guideline companies Several years of operating losses prior to 2007 Total revenue well below each of the guideline company revenue levels Relatively low leverage (5.4% debt to total capitalization) Qualitative Less diversified in course offerings Focusing mostly on franchising operations Our selected multiples generally ranged from approximately the 3rd quartile to a level remaining below the median The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 10

Valuation Metrics The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 11 Latest Twelve-Months Projected 2009 Guideline Company Revenue EBITDA % NOPAT % Revenue EBITDA NOPAT Learning Tree International, Inc. $168,354 $18,327 10.9% $7,259 4.3% $169,650 $19,325 $7,531 Skillsoft Plc 325,529 78,280 24.0% 43,360 13.3% 339,150 102,500 50,528 Lincoln Educational Services Corp. 359,878 48,814 13.6% 18,591 5.2% 405,900 56,469 23,056 ITT Educational Services, Inc. 1,015,333 350,101 34.5% 195,001 19.2% 1,225,400 431,100 242,257 Devry Inc. 1,241,110 234,096 18.9% 118,099 9.5% 1,410,950 277,850 141,272 Strayer Education, Inc. 396,275 137,612 34.7% 77,506 19.6% 495,300 173,839 99,776 Low 168,354 18,327 10.9% 7,259 4.3% 169,650 19,325 7,531 High 1,241,110 350,101 34.7% 195,001 19.6% 1,410,950 431,100 242,257 Mean 584,413 144,538 22.8% 76,636 11.8% 674,392 176,847 94,070 Median 378,077 107,946 21.5% 60,433 11.4% 450,600 138,169 75,152 New Horizons Worldwide, Inc. 37,237 6,884 18.5% 3,701 9.9% 43,743 6,940 3,664 $ in Thousands

Calculation of Valuation Multiples The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 12 Market Value of Total Capitalization to: Forecast Price/ Latest Twelve-Months Projected 2009 Earnings Forecast Guideline Company Revenue EBITDA NOPAT Revenue EBITDA NOPAT Per Share Earnings Learning Tree International, Inc. 0.44 4.0 10.1 0.43 3.8 9.7 $0.04 NMF Skillsoft Plc 1.82 7.6 13.6 1.74 5.8 11.7 $0.37 13.51 Lincoln Educational Services Corp. 1.32 9.7 25.5 1.17 8.4 20.5 $0.94 17.87 ITT Educational Services, Inc. 3.93 11.4 20.4 3.25 9.2 16.5 $6.60 16.3 Devry Inc. 2.60 13.8 27.3 2.29 11.6 22.8 $2.23 20.3 Strayer Education, Inc. 5.61 16.2 28.7 4.49 12.8 22.3 $7.00 23.4 Low 0.44 4.0 10.1 0.43 3.8 9.7 0.04 13.51 Third quartile 1.44 8.1 15.3 1.31 6.4 12.9 0.51 16.29 Median 2.21 10.5 23.0 2.01 8.8 18.5 1.59 17.87 First quartile 3.59 13.2 26.8 3.01 11.0 21.9 5.51 20.31 High 5.61 16.2 28.7 4.49 12.8 22.8 7.00 23.44 Mean 2.62 10.4 20.9 2.23 8.6 17.3 2.86 18.29

Guideline Public Company Analysis The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 13 Selected Range of Multiples Metric New Horizons Lower Bound Upper Bound Indicated Range of Values LTM EBITDA $6,884 8.0 -- 9.0 55,000 -- 62,000 Forecast EBITDA $6,940 6.5 -- 7.5 45,000 -- 52,000 LTM NOPAT $3,701 15.5 -- 16.5 57,300 -- 61,000 Forecast NOPAT $3,664 13.0 -- 14.0 47,500 -- 51,300 Price to Earnings 1 $3,509 16.0 -- 17.0 57,000 -- 60,300 1 P/E range of values includes debt addition of $714 $ in Thousands

Discounted Cash Flow Analysis Review of economy and industry Calculate cost of capital (WACC) Target capital structure assumed to be all equity Received and reviewed management’s forecast Prepared an operating and investment forecast Discount to a present value future free cash flows using WACC to determine value of total capitalization and common equity The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 14

Weighted Average Cost of Capital The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 15 CAPITAL ASSET PRICING MODEL COST OF DEBT Marginal cost of borrowing 1 3.52% Effective Tax Rate 38.0% Cost of debt, after tax 2.18% COST OF EQUITY Selected unlevered beta for the Company 0.90 The Company's debt to equity ratio 0.0% The Company's forecast beta 0.90 (unlevered beta x (1+((1- tax rate) x debt to equity ratio)) Risk-free rate of return 3 4.50% Long-term equity risk premium 4 6.83% Forecast beta 0.90 Beta adjusted equity risk premium 6.15% Small stock risk premium 5 5.82% Cost of Equity 16.47% CAPITAL STRUCTURE Equity to total capital 100.0% Debt to total capital 6 0.0% Total Capital 100.0% WEIGHTED AVERAGE COST OF CAPITAL 16.47% Footnotes on following page

Weighted Average Cost of Capital (Cont.) The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 16 Sources: 1 Company's actual cost of debt 2 Calculated by BM using 5-year, weekly data or other source, Lincoln Educational Services calculated over ~ 3.5 years 3 Using 4.5% rate to represent a more normalized rate going forward, rate at 12/31/2008 equal to 3.05% 4 Stocks, Bonds, Bills and Inflation Valuation Edition 2008 , Morningstar, 2008 5 Stocks, Bonds, Bills and Inflation Valuation Edition 2008 , Morningstar, 2008 6 Estimated actual capital structure

Detailed Operating Forecast

$ in Thousands

	Actual Fiscal Year Ended 12/31/2008	Forecast Period Fiscal Year Ending December 31, 2009	2010	2011	2012	2013	2014
Franchising revenues	21,951	26,654	31,611	35,612	38,845	42,772	44,911
Growth		21.4%	18.6%	12.7%	9.1%	10.1%	5.0%
% of net revenue	58.9%	60.9%	62.2%	62.4%	62.0%	62.0%	62.0%
Company-owned training center revenues	15,286	17,089	19,234	21,446	23,784	26,162	27,470
Growth		11.8%	12.6%	11.5%	10.9%	10.0%	5.0%
% of net revenue	41.1%	39.1%	37.8%	37.6%	38.0%	38.0%	38.0%
Net revenue	$37,237	$43,743	$50,845	$57,058	$62,629	$68,934	$72,381
Growth		17.5%	16.2%	12.2%	9.8%	10.1%	5.0%
Operating Expenses							
Cost of sales	14,005	17,770	20,558	23,052	25,335	27,883	29,277
Annual growth		26.9%	15.7%	12.1%	9.9%	10.1%	5.0%
% of net revenue	37.6%	40.6%	40.4%	40.4%	40.5%	40.4%	40.4%
Selling, general & administrative	17,266	20,067	21,724	23,048	24,175	25,392	26,027
Annual growth		16.2%	8.3%	6.1%	4.9%	5.0%	2.5%
% of net revenue	46.4%	45.9%	42.7%	40.4%	38.6%	37.5%	36.0%
Total Operating Expenses	31,271	37,837	42,282	46,100	49,511	53,275	55,304
Annual Growth		21.0%	11.7%	9.0%	7.4%	7.6%	3.8%
% of Net Sales	84.0%	86.5%	83.2%	80.8%	79.1%	77.3%	76.4%
Operating Income (EBIT)	$5,966	$5,906	$8,563	$10,958	$13,118	$15,658	$17,076
Operating Margin	16.0%	13.5%	16.8%	19.2%	20.9%	22.7%	23.6%

The Baker-Meekins Company, Inc.
Confidential and For Exclusive use of the
Board of Directors

17

Calculation of Forecast Investment

$ in Thousands

	Actual	Forecast Period					
	Fiscal Year Ended	Fiscal Year Ending December 31,					
	12/31/2008	2009	2010	2011	2012	2013	2014
Net Sales	$37,237	$43,743	$50,845	$57,058	$62,629	$68,934	$72,381
Investment in Working Capital							
Current Assets							
Cash	639	3,686	9,744	17,838	31,885	43,808	56,553
Adjustment to eliminate excess cash	0	(1,499)	(7,202)	(14,986)	(28,754)	(40,362)	(52,934)
Cash for working capital requirements	639	2,187	2,542	2,853	3,131	3,447	3,619
% of revenues	1.7%	5.0%	5.0%	5.0%	5.0%	5.0%	5.0%
Other current assets	9,062	8,090	8,236	9,059	9,965	10,962	11,510
Total current assets	9,701	10,277	10,778	11,912	13,096	14,409	15,129
% of net revenue	26.1%	23.5%	21.2%	20.9%	20.9%	20.9%	20.9%
Total non-interest bearing current liabilities	12,206	11,140	10,802	11,197	11,613	12,075	11,955
% of net revenue	32.8%	25.5%	21.2%	19.6%	18.5%	17.5%	16.5%
Primary Working Capital	($2,505)	($863)	($24)	$715	$1,483	$2,334	$3,174
% of net revenue	-6.7%	-2.0%	0.0%	1.3%	2.4%	3.4%	4.4%
Investment in Working Capital		**1,642**	**839**	**739**	**769**	**850**	**840**
Investment in Fixed Assets							
Property and Equipment, Net	5,330	5,795	5,708	5,538	5,262	4,861	4,620
% of net revenue	14.3%	13.2%	11.2%	9.7%	8.4%	7.1%	6.4%
Depreciation and Amortization	918	1,034	1,088	1,170	1,276	1,401	1,241
Capital Expenditures		**1,500**	**1,000**	**1,000**	**1,000**	**1,000**	**1,000**
Investment in Property and Equipment		466	-88	-170	-276	-401	-241

The Baker-Meekins Company, Inc.
Confidential and For Exclusive use of the
Board of Directors

18

Summary of Discounted Cash Flow Valuation The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 19 $ in Thousands Cost of capital 16.47% Tax rate 38.0% Long-term growth rate 3.0% Months remaining in current year 12 Number of periods in forecast 6 Norm Present Value of Discrete Net Free Cash Flows 2009 2010 2011 2012 2013 2014 2014 Operating income (EBIT) $5,906 $8,563 $10,958 $13,118 $15,658 $17,076 Income taxes (2,242) (3,251) (4,160) (4,979) (5,944) (6,482) NOPAT 3,664 5,313 6,798 8,138 9,714 10,594 10,594 Plus: Depreciation & amortization 1,034 1,088 1,170 1,276 1,401 1,241 Gross cash flow 4,699 6,400 7,968 9,414 11,115 11,835 Less: Capital expenditures (1,500) (1,000) (1,000) (1,000) (1,000) (1,000) Less: Working capital investment (1,642) (839) (739) (769) (850) (840) (420) Net free cash flow $1,556 $4,561 $6,230 $7,646 $9,265 $9,994 $10,174 Period (Mid-period convention) 0.5000 1.5000 2.5000 3.5000 4.5000 5.5000 Present value factor @ 16.47% 0.9266 0.7956 0.6831 0.5865 0.5036 0.4324 Present value of discrete cash flows $1,442 $3,629 $4,256 $4,484 $4,666 $4,321 Total present value of discrete cash flows $22,798 Present Value of Terminal Net Cash Flow Fiscal 2014 net cash flow $10,174 Long-term growth rate 3.0% Fiscal 2015 net cash flow (Gordon growth) $10,479 Capitalization rate 1 13.47% Capitalization multiple 2 7.4 Terminal value $77,812 Present value factor 0.4324 Present value of terminal value $33,646 Valuation Summary Interim flows value $22,798 Terminal value 33,646 Total market value of capitalization, minority interest 56,444 1 Calculated as the cost of capital minus the long-term growth rate 2 Inverse of the capitalization rate (1 / capitalization rate) Forecast Period Fiscal Year Ending December 31,

Discounted Cash Flow Analysis The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 20 Market Value of Capitalization From Operations Sensitivity Analysis 2.5% 3.0% 3.5% 16.0% 57,422 58,918 60,533 16.5% 55,082 56,444 57,911 17.0% 52,910 54,153 55,489 Long-Term Growth Rate WACC

Total Equity Value For each indication, Add: Federal NOL carry forward of $27.43 million PV of tax savings approximately $8.0 million NOL’s reflected in Draft 2008 10-K, confirmed by management Subtract: Debt outstanding equal to $714,000 The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 21

Indicated Ranges of Total Equity Value The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 22 Total Equity Values Low Middle High DCF Analysis 60,147 63,681 67,770 Guideline Public Company Analysis 52,237 60,737 69,237

Indicated Ranges of Total Equity Value The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 23 Equity Value Ranges Guideline Company DCF 50,000 55,000 60,000 65,000 70,000 75,000

Equity Value Allocation Option Pricing Model Preferred & common stock treated as call options on Company’s value Key inputs include equity value, volatility, time to liquidity event & risk-free rate Capitalization Series B Preferred Stock & Series C Preferred Stock Liquidation Preferences Conversion features Common Stock Includes options and warrants exercisable into common stock The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 24

Selected Range of Total Equity Value The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 25 Selected Range of Values Enterprise Value $52,000 $53,000 $54,000 $55,000 $56,000 $57,000 Less: Debt (714) (714) (714) (714) (714) (714) Plus: PV of tax savings 7,951 7,951 7,951 7,951 7,951 7,951 Equity Value $59,237 $60,237 $61,237 $62,237 $63,237 $64,237 Rounded Equity Value $59,200 $60,200 $61,200 $62,200 $63,200 $64,200 Per Share Common Stock Value $2.11 $2.14 $2.18 $2.22 $2.26 $2.30 (Per Option Pricing Model) Range: $2.11 -- $2.30

Common Stock Value Per Share The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 26 Common Value Per Share $2.00 $2.05 $2.10 $2.15 $2.20 $2.25 $2.30 $2.35 Common Value per Share 59,200 60,200 61,200 62,200 63,200 64,200

Conclusion Based on the foregoing analysis, a transaction in the range of of $2.11 to $2.30 per share is fair, from a financial point of view, to the shareholders whose fractional shares are being repurchased. The Baker-Meekins Company, Inc. Confidential and For Exclusive use of the Board of Directors 27

SUMMARY OF ANALYSIS

NEW HORIZONS FAIRNESS OPINION

Downside Scenario

WACC

	Long-Term Growth Rate
	2.5%	3.0%	3.5%

16.0%	41,502	42,622	43,831
16.5%	39,760	40,779	41,877
17.0%	38,142	39,073	40,073

MV of Cap	38,142	40,779	43,831
Less: Debt	(714)	(714)	(714)
Plus: NOL Tax Savings	7,310	7,310	7,310
Total MV of Equity	44,738	47,375	50,427
Rounded	44,700	47,400	50,400

Per Share	$1.54	$1.64	$1.76

Likely Scenario

WACC

	Long-Term Growth Rate
	2.5%	3.0%	3.5%

16.0%	51,937	53,333	54,841
16.5%	49,770	51,041	52,410
17.0%	47,758	48,919	50,166

MV of Cap	47,758	51,041	54,841
Less: Debt	(714)	(714)	(714)
Plus: NOL Tax Savings	7,659	7,659	7,659
Total MV of Equity	54,704	57,986	61,786
Rounded	54,700	58,000	61,800

Per Share	$1.93	$2.06	$2.21

Upside Scenario

WACC

	Long-Term Growth Rate
	2.5%	3.0%	3.5%

16.0%	54,958	56,401	57,960
16.5%	52,705	54,019	55,434
17.0%	50,613	51,813	53,102

MV of Cap	50,613	54,019	57,960
Less: Debt	(714)	(714)	(714)
Plus: NOL Tax Savings	7,843	7,843	7,843
Total MV of Equity	57,742	61,148	65,089
Rounded	57,700	61,100	65,100

Per Share	$2.05	$2.18	$2.33

Original Scenario

WACC

	Long-Term Growth Rate
	2.5%	3.0%	3.5%

16.0%	57,422	58,918	60,533
16.5%	55,082	56,444	57,911
17.0%	52,910	54,153	55,489

MV of Cap	52,910	56,444	57,960
Less: Debt	(714)	(714)	(714)
Plus: NOL Tax Savings	7,951	7,951	7,951
Total MV of Equity	60,147	63,681	65,197
Rounded

Per Share

Weighted DCF Equity Values

Scenario	Lower Bound	Weight	Value
Downside	44,738	35.0%	15,658
Likely	54,704	50.0%	27,352
Upside	57,742	15.0%	8,661
			51,672

Scenario	Middle	Weight	Value
Downside	47,375	35.0%	16,581
Likely	57,986	50.0%	28,993
Upside	61,148	15.0%	9,172
			54,746

Scenario	Upper Bound	Weight	Value
Downside	50,427	35.0%	17,650
Likely	61,786	50.0%	30,893
Upside	65,089	15.0%	9,763
			58,306

Equity Value	51,672	54,746	58,306
Rounded	51,700	54,700	58,300

Per Share	$1.81	$1.93	$2.07

SUMMARY OF ANALYSIS

NEW HORIZONS FAIRNESS OPINION

Guideline Public Company Analysis

		Selected Range of Multiples
Metric	New Horizons	Lower Bound		Upper Bound	Indicated Range of Values	Midpoint	Lower	Upper

LTM EBITDA	$6,884	8.0	—	9.0	55,000 — 62,000	58,500	55,069	61,953

Forecast EBITDA	$5,525	6.5	—	7.5	36,000 — 41,400	38,700	35,912	41,436

LTM NOPAT	$3,701	15.5	—	16.5	57,300 — 61,000	59,150	57,367	61,068

Forecast NOPAT	$2,786	13.0	—	14.0	36,200 — 39,000	37,600	36,216	39,002

Price to Earnings(1)	$2,631	16.0	—	17.0	42,800 — 45,400	44,100	42,806	45,437

(1) P/E range of values includes debt addition of $714

$ in Thousands

Focused more on forecast multiples

	Low	Middle	High
Mkt Value of Cap.	38,000	46,500	55,000
Debt	(714)	(714)	(714)
NOL Tax Savings	7,565	7,565	7,565
Equity	44,851	53,351	61,851
Rounded	44,900	53,400	61,900

Per Share	$1.55	$1.88	$2.21

Weighted Valuation Metrics

EBITDA

Scenario	Value	Weighting	Weighted
Downside	$4,616	35.0%	1,616
Likely	5,856	50.0%	2,928
Upside	6,539	15.0%	981
			5,525

NOPAT

Scenario	Value	Weighting	Weighted
Downside	2,222	35.0%	778
Likely	2,992	50.0%	1,496
Upside	3,415	15.0%	512
			2,786

Price to Earnings

Scenario	Value	Weighting	Weighted
Downside	2,067	35.0%	724
Likely	2,836	50.0%	1,418
Upside	3,260	15.0%	489
			2,631
		Debt	714

Scenario	Tax Savings	Weight	Value
Downside	$7,310	35.0%	2,559
Likely	$7,659	50.0%	3,830
Upside	$7,843	15.0%	1,176
			7,565

SUMMARY OF ANALYSIS

NEW HORIZONS FAIRNESS OPINION

Ranges of Equity Value

	DCF Equity Range

Equity Value	51,700	54,700	58,300
Per Share Value	$1.81	$1.93	$2.07

	GC Equity Range

Equity Value	44,900	53,400	61,900
Per Share Value	$1.55	$1.88	$2.21

	Average Equity Range

Equity Value	48,300	54,050	60,100
Per Share Value	$1.68	$1.91	$2.14

	Selected Equity Range

Equity Value	51,000	54,000	57,000
Per Share Value	$1.79	$1.90	$2.02

Original Analysis	59,200	—	64,200
	2.11	—	2.30